Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Acquires Interest in Trona Operations

HOUSTON, January 23, 2013 – Natural Resource Partners L.P. (NYSE:NRP) today reported that it has acquired (1) a 48.51% general partner interest in OCI Wyoming L.P. and (2) 20% of the common shares and all of the preferred shares of OCI Wyoming Co. from subsidiaries of Anadarko Petroleum Corporation (NYSE:APC). NRP paid a net $292.5 million for the interests, after normal closing adjustments to the purchase price of $310 million. The agreement also contains an earn-out provision, which would require NRP to pay Anadarko up to $50 million, on a net present value basis, over a three-year period if OCI Wyoming L.P. achieves specified revenue targets during that period. The acquisition was funded through a $200 million term loan, the issuance of $76.5 million in equity, including a general partner contribution of $1.5 million, and $16 million in cash.

The Acquisition

OCI Wyoming is the world’s fifth-largest producer of soda ash. It operates a trona ore mining operation and a soda ash refinery in Green River, Wyoming. Trona ore is a naturally occurring form of soda ash, which is used worldwide in manufacturing a variety of consumer products, primarily including glass, chemicals, soap and paper. World demand for soda ash has been growing for the past three decades, driven particularly by Asia.

In addition to distributions on its 48.51% partnership interest in OCI Wyoming L.P., NRP expects to receive an annual preferential distribution of $4.7 million on its preferred shares in OCI Wyoming Co. NRP expects the transaction to be accretive to cash flow in 2013 in a range of $0.18 to $0.22 per unit.

The day-to-day operations in Green River are managed by employees of OCI Chemical Corporation, a subsidiary of OCI Company, Ltd, a Korean-based global chemical company. NRP will appoint three people to a 7-member committee responsible for governing the partnership.

“We are looking forward to a great partnership with OCI,” said Nick Carter, President and COO of Natural Resource Partners. “With the acquisition of this interest in trona, we have taken another significant step in diversifying our revenues. At the time of our initial public offering, we had a vision of owning numerous types of natural resource properties.

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In the past six years we have made a concerted effort to increase our exposure to a variety of minerals including aggregates/industrial minerals and oil and gas. In addition, over that same period we have diversified our coal assets to include large reserve blocks and infrastructure assets in Illinois, as well as metallurgical coal reserves in Appalachia, Collectively, we anticipate that these assets will provide stability and diversity for our unitholders.”

Term Loan

The three year $200 million senior unsecured term loan was issued by ten banks, seven of which participate in NRP’s credit facility. Citigroup Global Markets, Inc., Wells Fargo Securities, LLC and BBVA Compass served as joint lead arrangers and joint bookrunners on the transaction. The loan requires modest repayments of $10 million in January 2014 and $20 million in January 2015, with the remainder due upon maturity in January 2016.

Equity

NRP issued $75 million in equity to several affiliates of NRP’s general partner, including Corbin J. Robertson, Jr, Chairman and CEO of Natural Resource Partners, and members of his family; Chris Cline; S. Reed Morian; and W.W. Scott, Jr. The 3,784,572 common units issued at $19.8173 reflect a 4.5% discount to the volume-weighted average closing price of NRP’s units over the prior 15 trading days. NRP (GP) L.P., the general partner of Natural Resource Partners L.P., also contributed $1.5 million to maintain its 2% interest in the partnership.

Following the acquisition and associated financing, NRP has approximately $285 million in liquidity, consisting of $133 million in cash (at December 31, 2012 pro-forma for the transaction) and $152 million available under its credit facility.

Conference Call

NRP will host a conference call and simultaneous webcast with management at 10:00 a.m. ET, January 24, 2013 to discuss the acquisition. A supplemental slide presentation and a link to the webcast will be available on NRP’s website, www.nrplp.com under the “Investors” section no later than 5:15 p.m. ET today.

Conference Call Details:

Date/Time:	Thursday, January 24, 2013 at 10:00 a.m. ET
Call Title:	NRP Acquisition of interests in OCI Wyoming L.P. and OCI Wyoming Co.

Dial In:	(855) 263-4138
Conference ID:	92161296

The conference call replay will be available for replay approximately two hours after the call’s completion and remain available through February 24, 2013.

Replay Dial In:	(855) 859-2056 or (404) 537-3406

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Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning natural resource assets. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

This press release does not constitute an offer of any securities for sale. The common units have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the accretive nature of the transaction. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. In addition, there are significant risks and uncertainties relating to our acquisition and ownership of OCI Wyoming including (a) the assumptions on which our estimates of future results of the business have been based may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the acquisition, (b) the ownership of a general partner interest in OCI Wyoming could expose us to additional unknown and contingent liabilities, and (c) we will not own 100 percent of, and only have limited approval rights with respect to, OCI Wyoming following closing and our partner will be able to control most business decisions relative to OCI Wyoming. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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